Exhibit 99.1

HighPeak Energy, Inc. Announces First Quarter 2022 Results, Operational Updates and Updated Guidance

Fort Worth, Texas, May 16, 2022 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced financial and operating results for the first quarter 2022, current operational updates and updated pro forma guidance.

First Quarter 2022 and Current Highlights

●

Company pro-forma net production, including the recently announced Hannathon acquisition, has averaged more than 28,000 Boe/d over the last seven days. HighPeak legacy net production volumes have averaged approximately 25,000 barrels of oil equivalent per day (“Boe/d”) over the last seven days, which is a significant increase from first quarter 2022 sales volumes of 12,052 Boe/d. This increase comes primarily from accelerating development, bringing new wells online and returning the associated offset wells which were temporarily shut-in during first quarter completion activity to production. Current production volumes are tracking the Company’s updated pro forma 2022 guidance.

●

During the second quarter 2022, the Company announced an accretive acquisition of approximately 18,600 net acres from Hannathon Petroleum, LLC (“Hannathon”) that is expected to close early in the third quarter 2022. The acquisition is largely contiguous to the Company’s existing Signal Peak area and includes significant existing production, cash flow and operational infrastructure.

●

During the first quarter 2022, the Company closed on the majority of its previously announced bolt-on acquisitions of crude oil and natural gas properties contiguous to Flat Top, which in the aggregate, consist of more than 10,000 net acres and 2022 estimated average production of 2,500 Boe/d.

●

HighPeak began drilling with a fifth (5th) rig at the end of the first quarter 2022. Additionally, the Company plans to maintain the current one rig drilling program on the Hannathon acreage upon closing the transaction.

●

The Company recently brought online one Wolfcamp A well, one Lower Spraberry well and three Wolfcamp D wells in Signal Peak, the performance of which are meeting or exceeding management’s expectations.

●	HighPeak had 36 gross (30.5 net) horizontal wells in various stages of drilling and completion at the end of the first quarter.

HighPeak CEO, Jack Hightower said “We are extremely excited about our highly accretive Hannathon acquisition and our recent encouraging multi-zone well results in Signal Peak. We have great confidence and excitement for the future of this area and its increasing importance to our growth trajectory moving forward. Our current pro forma production is approaching 30,000 Boe/day and at today’s prices our EBITDA run rate is approaching cash flow neutrality and will transition to positive free cash flow in the second half of 2022. Looking into 2023, we expect to continue our robust growth profile while generating substantial free cash flow and value creation for our shareholders.”

Pro Forma Outlook

The Company is providing updated 2022 pro forma guidance incorporating the recently announced Hannathon acquisition. Pro forma, the Company currently plans to operate six drilling rigs and an average of two to three frac fleets during the remainder of 2022, assuming commodity prices and rates of return remain attractive. The Company began drilling with a fifth rig at the end of the first quarter 2022 and plans to continue Hannathon’s current one rig development program upon the closing of the acquisition. The Company is also providing 2023 production guidance which assumes the continuation of a six-rig drilling program through year-end 2023. However, the scope, duration and magnitude of the direct and indirect effects of the COVID-19 pandemic are continuing to evolve and in ways that are difficult or impossible to anticipate. Given the dynamic nature of this situation and the recent Russian invasion of Ukraine, the Company is maintaining flexibility in its capital plan and will continue to evaluate drilling and completion activity on an economic basis, with future activity levels assessed monthly.

Production (Boe/d)		2022	2023
●	Average production rate	32,000 – 37,500	62,000 – 72,000
●	Exit production rate	47,000 – 53,000	75,000 – 85,000

Capex ($MM)
●	Gross Operated Wells TIL	95 – 115	150 – 175
●	Capital Expenditures, D,C,E&F	$790 - $860
●	Capital Expenditures, Infra/Land/Other	$35 - $40
●	Total Capital Expenditures (excluding acquisitions)	$825 - $900

Unit Measures ($/Boe)
●	Lease Operating Expenses	$5.00 - $5.50
●	Production Taxes	$4.25 - $5.00
●	General & Administrative	$1.00 - $1.50
●	Total Cash Costs	$10.25 - $12.00

Acquisitions

On April 25th, 2022, the Company announced it entered into an agreement to acquire the Howard County assets of Hannathon and other non-operated working interest owners, consisting of approximately 18,600 net acres predominantly contiguous with the Company’s Signal Peak acreage position, for total consideration of $255 million in cash and approximately 3.78 million shares of HighPeak’s common stock. The assets under contract include 2022 estimated average production of 5,000 Boe/d (85% liquids) and projected 2022 estimated exit production of 7,500 Boe/d based on the continuation of Hannathon’s current one rig development program. Additional acquisition highlights include the leveraging of Hannathon’s substantial infrastructure-in-place to accelerate the pace of the Company’s Signal Peak development, the addition of approximately 200 gross and 150 net top tier drilling locations and an acreage footprint which is 68 percent held by production and provides for capital efficient, long lateral development with approximately 90 percent of the inventory supporting lateral lengths of 10,000 feet or greater. The assets were acquired at approximately three times 2022 estimated EBITDAX with an expected further uplift from synergies estimated at $70 million on a present value basis. The cash portion of the consideration is expected to be funded with cash on hand and borrowings under the Company’s Revolving Credit Facility. In connection with the close of this transaction and the annual Spring redetermination, the Company expects to substantially increase the aggregate elected commitments and borrowing base on its Revolving Credit Facility. The transaction has an effective date of January 1, 2022 and is expected to close early in the third quarter of 2022.

During the first quarter of 2022, the Company closed on the majority of its previously announced bolt-on acquisitions of various crude oil and natural gas properties contiguous to its Flat Top operating area in Borden and Howard counties, which in the aggregate, consist of more than 10,000 net acres and 2022 estimated average production of 2,500 Boe/d. The properties also include a salt-water disposal system (“SWD”) which includes three active disposal wells with current disposal capacity of 12,000 barrels of water per day, in-field produced fluid gathering pipelines, and multiple SWD permits. Additional benefits associated with the acquired properties include non-potable water sourcing capacity of approximately 35,000 barrels per day from local surface landowners at attractive rates, which is expected to equate to over $3 million in annual cost savings, and in-field crude oil gathering pipelines.

First Quarter Operational Update

The Company’s sales volumes during the first quarter 2022 averaged 12,052 Boe/d, consisting of approximately 83% oil and 93% liquids. First quarter sales volumes were significantly affected by the temporary curtailment of producing wells during offset well completion operations and the timing of bringing 27 wells online which were in various stages of completion at year-end 2021. First quarter 2022 daily average production volumes only include approximately six days of first quarter Flat Top acquired production volumes.

During the first quarter of 2022, the Company drilled 22 gross (19.7 net) operated horizontal wells utilizing approximately four drilling rigs. The Company completed 20 gross (16.0 net) operated horizontal wells. At March 31, 2022, the Company was in various stages of completion on 24 gross (21.7 net) wells and was in the process of drilling 8 gross (8.0 net) operated horizontal wells. The Company also participated in drilling 3 gross (0.4 net) non-operated horizontal wells during the first quarter 2022 and is participating in drilling another 1 gross (0.3 net) non-operated horizontal well and had 3 gross (0.4 net) non-operated horizontal wells that were in various stages of completion at March 31, 2022.

The Company’s 60MW electric high-voltage substation was commissioned in May 2022 and will result in the removal of rental generators, reducing both the Company’s lease operating expenses and its carbon emissions. The electrification of the substation will also enable HighPeak to power drilling rigs with highline power in Flat Top, reducing both drilling costs and fuel consumption. The Company’s contracted local sand project is estimated to be operational in June 2022 and is anticipated to significantly reduce well completion costs. HighPeak is currently servicing 100% of its stimulation fluid needs for two frac crews in Flat Top with recycled produced fluids and local non-potable water sources. The Company is also using recycled fluids for completion operations in Signal Peak.

Michael Hollis, HighPeak’s President, commented, “Inflationary pressures are real, however, we have initiated a number of measures to mitigate the effects of industry wide cost increases on both the capital and operating expense side of the equation including our local sand project, which is estimated to be operational in June, the use of 100% of cost saving non-potable water and recycled fluids for our Flat Top frac operations and the commissioning of our substation which will enable us to begin powering our drilling rigs from the grid, saving roughly $100,000 per well at today’s diesel costs.”

Mr. Hollis further commented, “The HighPeak substation will also enable us to remove rental generators which is estimated to reduce lease operating expenses approximately $2.00/Boe, further expanding our industry leading margins and greatly reducing our carbon footprint. Over the coming weeks the use of local wet sand will reduce capital costs per well by approximately $300,000, while also reducing trucking emissions. Our current production rates are more than double first quarter levels and are expected to continue to increase sharply throughout the year, driving down fixed costs per Boe. We expect to be the only public company throwing off meaningful free cash flow while significantly growing production in 2023."

First Quarter 2022 Financial Results

HighPeak reported a net loss of $16.5 million for the first quarter of 2022, or a net loss of $0.17 per diluted share.  Excluding the effects of derivatives (as reconciled below), the Company’s 2022 first quarter net income was $35.9 million, or $0.32 per diluted share, including the deferred tax effect thereon. EBITDAX (a non-GAAP financial measure as defined and reconciled below) was $51.1 million, or $0.46 per diluted share. First quarter EBITDAX was significantly influenced by the Company’s transient curtailed production volumes and $24.8 million in derivative settlements.

First quarter 2022 average realized prices were $96.15 per barrel of crude oil, $41.33 per barrel of natural gas liquids and $4.16 per Mcf of natural gas, resulting in an overall realized price of $85.03 per Boe, or 90% of the weighted average of NYMEX crude oil prices, excluding the effects of derivatives. HighPeak’s cash costs for the first quarter were $15.11 per Boe including lease operating expenses of $8.71 per Boe, production and ad valorem taxes of $4.61 per Boe and cash G&A expenses of $1.79 per Boe. The Company’s unhedged cash margin was $69.92 per Boe, or 74% of the weighted average of NYMEX crude oil prices for the quarter.

HighPeak’s first quarter 2022 capital expenditures to drill, complete, equip, provide facilities and to build water and power infrastructure were approximately $165.1 million. In addition, the Company incurred capital expenditures of approximately $162.9 million for crude oil and natural gas property acquisitions, $156.6 million of which was non-cash with the issuance of 6,960,000 shares of HighPeak common stock.

At March 31, 2022, the Company had $225.0 million in long-term notes outstanding and $35.9 million of cash on hand.  In February 2022, the Company closed on the issuance of $225 million 10.00% Senior Unsecured Notes due in 2024. Simultaneously with the closing of the Notes, the Company used a portion of the proceeds to pay off its outstanding debt balance under the Revolving Credit Facility and reduced the borrowing base and bank commitments to $138.8 million.

Hedging Update

As of March 31, 2022, the Company has hedged 1.98 million barrels of its remaining 2022 crude oil production at an average swap price of $72.25 per barrel and 641,200 barrels of its 2023 crude oil production at an average swap price of $66.04 per barrel. The Company’s crude oil derivative contracts are based on reported settlement prices on the New York Mercantile Exchange for West Texas Intermediate pricing.

Dividend

In January 2022, the Company’s Board of Directors approved a quarterly dividend of $0.025 per share which resulted in a total of $2.4 million in dividends paid to stockholders on February 25, 2022. In addition, in April 2022, the Company’s Board of Directors declared a quarterly dividend of $0.025 per share which will result in a total of $2.6 million in dividends paid to stockholders on May 25, 2022.

Conference Call

HighPeak Energy will host a conference call and webcast on Tuesday, May 17, 2022 at 10:00 a.m. Central Time for investors and analysts to discuss its results for the first quarter of 2022 as well as provide an overview of recent activities including the Hannathon acquisition and its updated operating plan. Conference call participants may call (833) 362-0226 (United States/Canada) or (914) 987-7683 (International) and enter confirmation code 8847326. A live broadcast of the earnings conference call will also be available on the HighPeak Energy website at www.highpeakenergy.com under the “Investors” section of the website. A replay will also be available on the website following the call.

When available, a copy of the Company’s earnings release, investor presentation and Quarterly Report on Form 10-Q may be found on its website at www.highpeakenergy.com.

Conference Participation

The Company will participate in the upcoming Louisiana Energy Conference to be held from June 1, 2022 through June 3, 2022 in New Orleans.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent crude oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional crude oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate” or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. (“HighPeak Energy,” the “Company” or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company’s control.

These risks and uncertainties include, among other things, volatility of commodity prices, political instability or armed conflict in crude oil or natural gas producing regions such as the ongoing war between Russia and Ukraine, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy’s crude oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of crude oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

HighPeak Energy, Inc. Unaudited Condensed Consolidated Balance Sheet Data (In thousands)

	March 31, 2022	December 31, 2021
Cash and cash equivalents	$35,850	$34,869
Other current assets	65,283	52,085
Crude oil and natural gas properties, net	1,037,433	725,615
Other noncurrent assets	6,152	6,391
Total assets	$1,144,718	$818,960

Current liabilities	$179,646	$103,000
Long-term debt, net	203,197	97,929
Other long-term liabilities	67,994	64,968

Stockholders' equity
Common stock	10	10
Additional paid-in capital	777,501	617,489
Accumulated deficit	(83,630)	(64,436)
Total stockholders' equity	693,881	553,063
Total liabilities and stockholders' equity	$1,144,718	$818,960

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Operating Revenues:
Crude oil sales	$86,938	$24,870
Natural gas and NGL sales	5,291	847
Total operating revenues	92,229	25,717
Operating Costs and Expenses:
Crude oil and natural gas production	9,446	2,227
Production and ad valorem taxes	5,006	1,664
Exploration and abandonments	209	191
Depletion, depreciation and amortization	17,024	12,963
Accretion of discount	54	35
General and administrative	1,940	1,759
Stock-based compensation	3,976	966
Total operating costs and expenses	37,655	19,805
Income from operations	54,574	5,912
Interest and other income	250	1
Interest expense	(5,252)	(54)
Derivative loss, net	(66,394)	—
Income (loss) before income taxes	(16,822)	5,859
Income tax expense (benefit)	(312)	1,115
Net income (loss)	$(16,510)	$4,744

Earnings (loss) per share:
Basic net income (loss)	$(0.17)	$0.05
Diluted net income (loss)	$(0.17)	$0.05

Weighted average shares outstanding:
Basic	95,841	92,592
Diluted	95,841	93,996

Dividends declared per share	$0.025	$—

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(16,510)	$4,744
Adjustments to reconcile net income (loss) to net cash provided by operations:
Exploration and abandonment expense	32	49
Depletion, depreciation and amortization expense	17,024	12,963
Accretion expense	54	35
Stock based compensation expense	3,976	966
Amortization of debt issuance costs	645	29
Amortization of original issue discount on senior notes	893	—
Derivative-related activity	41,633	—
Deferred income taxes	(312)	1,115
Changes in operating assets and liabilities:
Accounts receivable	(6,789)	(9,193)
Prepaid expenses, inventory and other assets	(941)	(12)
Accounts payable, accrued liabilities and other current liabilities	10,242	677
Net cash provided by operating activities	49,947	11,373
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to crude oil and natural gas properties	(165,099)	(44,875)
Changes in working capital associated with crude oil and natural gas property additions	20,644	13,263
Acquisitions of crude oil and natural gas properties	(6,348)	(309)
Other property additions	(96)	—
Net cash used in investing activities	(150,899)	(31,921)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of senior unsecured notes, net of discount	210,179	—
Repayments under revolving credit facility	(115,000)	—
Borrowings under revolving credit facility	15,000	—
Proceeds from exercises of warrants	779	5,466
Proceeds from subscription receivable from exercise of warrants	-	3,596
Proceeds from exercises of stock options	75	1,574
Debt issuance costs	(6,449)	(2)
Dividends paid	(2,382)	—
Dividend equivalents paid	(214)	—
Stock offering costs	(55)	—
Net cash provided by financing activities	101,933	10,634
Net increase (decrease) in cash and cash equivalents	981	(9,914)
Cash and cash equivalents, beginning of period	34,869	19,552
Cash and cash equivalents, end of period	$35,850	$9,638

HighPeak Energy, Inc.
Unaudited Summary Operating Highlights

	Three Months Ended March 31,
	2022	2021
Sales Volumes:
Crude oil (Bbls)	904,212	426,180
NGLs (Bbls)	107,812	26,449
Natural gas (Mcf)	435,882	141,091
Total (Boe)	1,084,671	476,144

Daily Sales Volumes:
Crude oil (Bbls/d)	10,047	4,735
NGLs (Bbls/d)	1,198	294
Natural gas (Mcf/d)	4,843	1,568
Total (Boe/d)	12,052	5,290

Revenues (in thousands):
Crude oil sales	$86,938	$24,870
Crude oil derivative settlements	(24,761)	—
NGL and natural gas sales	5,291	847
Total Revenues, including derivative settlements	$67,468	$25,717

Average sales prices:
Crude oil (per Bbl)	$96.15	$58.36
Crude oil derivative settlements (per Bbl)	(27.38)	—
NGL (per Bbl)	41.33	27.82
Natural gas (per Mcf)	4.16	2.23
Total, including derivative contract settlements (per Boe)	$62.20	$54.01

Weighted Average NYMEX WTI ($/Bbl)	$94.75	$58.75
Weighted Average NYMEX Henry Hub ($/Mcf)	4.89	2.73
Realization to benchmark
Crude oil (per Bbl)	101%	99%
Natural gas (per Mcf)	85%	82%

Operating Costs and Expenses (in thousands):
Lease operating expenses	$9,446	$2,227
Production and ad valorem taxes	5,006	1,664
General and administrative expenses	1,940	1,759
Depletion, depreciation and amortization	17,024	12,963

Operating costs per Boe:
Lease operating expenses	$8.71	$4.68
Production and ad valorem taxes	4.61	3.50
General and administrative expenses	1.79	3.69
Depletion, depreciation and amortization	15.69	27.22

HighPeak Energy, Inc.
Unaudited Reconciliation of Net Income (Loss) to EBITDAX
(in thousands)

	Three Months Ended March 31,
	2022	2021
Net income (loss)	$(16,510)	$4,744
Interest expense	5,252	54
Interest and other income	(250)	(1)
Income tax expense (benefit)	(312)	1,115
Depletion, depreciation and amortization	17,024	12,963
Accretion of discount	54	35
Exploration and abandonment expense	209	191
Stock-based compensation	3,976	966
Derivative related noncash activity	41,633	—
EBITDAX	$51,076	$20,067

HighPeak Energy, Inc.
Unaudited Net Income Excluding the Effects of Derivatives
(In thousands)

	As Reported Three Months Ended March 31, 2022	Effect of Derivatives	Three Months Ended March 31, 2022 Excluding the Effects of Derivatives
Income (loss) before income taxes	$(16,822)	$66,394	$49,572
Income tax expense (benefit)	(312)	13,943	13,631
Net income (loss)	$(16,510)	$52,451	$35,941

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.